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                                                                       EXHIBIT 8

           FORM OF OPINION OF RAY, QUINNEY & NEBEKER RE: TAX MATTERS.

                                                                    May   , 1998

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
First Security Corporation                     California State Bank
Attn: Morgan J. Evans, President               Attn: Thomas A. Bishop, CEO
79 South Main Street                           100 North Barranca Street
Salt Lake City, Utah 84111                     Suite 1400
                                               West Covina, California 91791
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Ladies and Gentlemen:

     We have acted as counsel to First Security Corporation, a Delaware corporation ("FSC"), in connection with the merger (the "Merger") of First Security Merger Corp. ("FSMC") with and into California State Bank (the "Bank"), with the Bank being the surviving entity, as more fully described in that certain Agreement and Plan of Reorganization, dated February 18, 1998 (the "Agreement"), by and among FSC, the Bank and FSMC, and in that certain Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission on March 30, 1998. This opinion is delivered to you pursuant to the Agreement. Unless otherwise defined herein, capitalized terms shall have the meanings given them in the Agreement. Further, all references to the Code are to the Internal Revenue Code of 1986, as amended.

     In connection with this opinion, we have reviewed a signed copy of the Agreement, the Registration Statement and all other documents we have deemed necessary or appropriate for purposes of this opinion. In addition, we expressly rely upon the representations and facts set forth in the Agreement, the Registration Statement, and in certificates of responsible officers of FSC and of the Bank concerning matters within the areas of responsibility of such
officers, dated             , 1998 and             , 1998, respectively (the
"Certificates"). If any of the representations and facts set forth in the Agreement, the Registration Statement, and the Certificates upon which this opinion is based are not true and accurate, both on the date of this letter and at the effective date of the Merger, then we express no opinion. Further, our opinion assumes that the Merger will occur fully in accordance with the terms and provisions of the Agreement insofar as they are pertinent to this opinion. If it does not, then we express no opinion.

     Based on the foregoing, and subject to the qualifications and exceptions heretofore and hereafter set forth, it is our opinion that for Federal income tax purposes:

          (i) The Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Code.

          (ii) No gain or loss will be recognized by the holders of Bank Common Stock who exchange such stock for FSC Common Stock pursuant to the Merger (with the possible exception of gain recognized upon the receipt of cash in lieu of fractional shares (see below)).

          (iii) The basis of the FSC Common Stock received by the holders of the Bank Common Stock pursuant to the Merger will be the same as the basis of Bank Common Stock surrendered in exchange therefor, after appropriate reduction for the basis of fractional shares for which cash is received.

          (iv) The holding period of the FSC Common Stock received by the holders of Bank Common Stock pursuant to the Merger will include the holding period of Bank Common Stock surrendered in exchange therefor, provided that Bank Common Stock surrendered was held as a capital asset at the time of the exchange.

          (v) Any cash received by the holders of Bank Common Stock in lieu of a fractional share of FSC Common Stock will be treated as having been received in redemption of the fractional share so cashed out, and will result in taxable gain or loss. The amount of such gain or loss will be the difference between
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     the cash received and the basis of the fractional share interest surrendered in exchange therefor. Provided the fractional share interest was held as a capital asset at the time of redemption, such gain or loss will constitute capital gain or loss.

          (vi) No gain or loss will be recognized by the Bank or FSC as a result of the Merger.

     The opinions set forth above are predicated upon and are limited by the assumptions set forth herein and are further subject to the qualifications, assumptions, exceptions, and limitations set forth below:

          (a) The opinions and conclusions set forth herein are based upon the Federal income tax laws of the United States, including the Code, Treasury Regulations and judicial and administrative interpretations thereof, as they exist on the date of this letter. There can be no assurance that the legal authorities upon which our opinion is based will not be modified, revoked, supplemented or otherwise changed, with possible retroactive effect. A material change in the legal authorities or the facts, information, covenants, statements, representations or assumptions upon which our opinion is based could affect the validity of our conclusions. However, we undertake no obligation to reexamine or revise our opinion in the light of any such changes.

          (b) The opinions set forth herein are limited to those Federal income tax consequences of the Merger which are specifically addressed in the six numbered paragraphs above. In particular, no opinion is expressed with respect to the tax consequences of the Merger under Code Sections 55 through 59 and the Regulations thereunder (providing for alternative minimum tax). We also express no opinion or conclusion with regard to foreign, state or local income tax consequences.

          (c) The opinions set forth herein are given only as of the date hereof. We undertake no obligation to advise you of changes of law or fact that occur after the date of this opinion letter.

          (d) The opinions set forth herein are given solely to FSC and to the Bank for their benefit and are given solely in connection with the Merger and shall not be deemed binding for any other purpose, and you shall not have the right to rely thereon for any other purpose.

                                          Very truly yours,

                                          RAY, QUINNEY & NEBEKER

                                          --------------------------------------
                                          Gerald T. Snow, a Shareholder and
                                          Director of the Firm